Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-166070 on Form S-8 of our report dated June 26, 2014, with respect to the statement of net assets available for benefits as of December 31, 2013 and the related statement of changes in net assets available for benefits for the year then ended appearing in this Annual Report on Form 11-K of PrivateBancorp, Inc. Savings, Retirement and Employee Stock Ownership Plan for the year ended December 31, 2014.

/s/ CliftonLarsonAllen LLP

Oak Brook, Illinois
June 25, 2015